Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We have issued our report dated March 9, 2010, with respect to the consolidated financial statements of Cliffstar Corporation and subsidiaries as of January 2, 2010 and January 3, 2009 and for each of the three years in the period ended January 2, 2010, included as exhibits in Form 8-K of Cott Corporation as filed on August 4, 2010 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

August 27, 2010